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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Navellier Performance Funds and to the use of our report dated February 18, 2000 on the financial statements and financial highlights of Navellier Aggressive Small
Cap Equity Portfolio, a series of shares of the Navellier Performance Funds. Such financial statements, financial highlights and report of independent certified public accountants appear in the 1999 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.



                                                     TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
April 28, 2000